Resolution of Kopjaggers, Inc.

For a 20-1 Forward Split

Of Common Stock

WHEREAS, at a meeting held on September 12, 2013 at 8:30 a.m. the board of directors unanimously adopted the following resolution:

RESOLVED, John Castillo Eggermont as President and Secretary, and Ross Collette as Vice President unanimously voted in favor of a 20-1 (twenty to one) forward split on all shares of common stock, effective immediately. The authorized number of shares, and par value per share (no par value), of common stock shall not be affected by the Forward Stock Split.

The undersigned hereby certifies that he is the duly elected and qualified Secretary and the custodian of the books and records and seal of Kopjaggers, Inc., and that the foregoing is a true record of a resolution duly adopted at a meeting of the board of directors, that all members of the board were present, and that said meeting was held in accordance with Florida state law and the Bylaws of the above named Corporation September 12, 2013 and that said resolution is now in full force and effect without modification or rescission.

IN WITNESS WHEREOF,' I have executed my name as Secretary and have hereunto affixed the corporate seal of the above named Corporation this 12h day of September, 2013.

The undersigned hereby certifies that the foregoing is a true record of a resolution duly adopted at a meeting of the Board of Directors, and that said meeting was held in accordance with state law and the Bylaws of the above named Kopjaggers, Inc. on September 12, 2013 and that said resolution is now in full force and effect without modification or rescission.

IN WITNESS WHEREOF, I have executed my name as President and Secretary of the above med Corporation this 12th day of September, 2013.

A True. Record

s/sJohnCastillo Eggermont,  John Castillo Eggermont, President and Secretary Kopjaggers, Inc.

28325 Utica Road

Roseville, MI 48066

Endnotes